UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2014

EDISON MISSION ENERGY

MIDWEST GENERATION, LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-68630	95-4031807
DELAWARE	333-59348	33-0868558
(State or other jurisdiction of	(Commission file	(I.R.S. employer
incorporation)	number)	identification no.)

3 MacArthur Place, Suite 100

Santa Ana, California  92707

235 Remington Boulevard, Suite 100

Bolingbrook, Illinois  60440

(Address of principal executive offices, including zip code)

(714) 513-8000

(630) 771-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03                                 Bankruptcy or Receivership

Confirmation of Plan of Reorganization

As previously disclosed, on December 17, 2012, Edison Mission Energy (“EME”) and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”).  On March 11, 2014, the Bankruptcy Court approved and confirmed the Debtors’ joint chapter 11 plan (the “Plan”).

The Debtors expect to consummate the Plan and emerge from chapter 11 in April, 2014 (the “Effective Date”).

The following conditions, and others, shall have been satisfied or waived for the Plan to become effective:

•                   Consummation of the sale of substantially all of EME’s assets, including its equity interest in substantially all of its debtor and non-debtor subsidiaries, to a wholly owned subsidiary of NRG Energy Inc. (the “NRG Sale”), which is expected in April 2014;

•                   Payment of the Powerton and Joliet Cure Amount, as defined in the Asset Purchase Agreement governing the NRG Sale (the “Acquisition Agreement”); and

•                   Establishment of a new entity to be formed which will make distributions pursuant to the Plan for the benefit of EME’s existing creditors (the “Reorganization Trust”) and funding of escrow accounts therein.

In addition, the Debtors must perform various other administrative actions in conjunction with emergence from chapter 11.  There can be no assurance that the Debtors will satisfy these conditions, complete such required actions and emerge from chapter 11 within the Debtors’ anticipated timeframe or at all.

The following is a summary of the material matters contemplated to occur either pursuant to or in connection with the Plan.  This summary only highlights certain of the substantive provisions of the Plan and is not intended to be a complete description of the Plan.  This summary is qualified in its entirety be reference to the full text of the Plan, which is attached hereto as Exhibit 2.2 and incorporated herein by reference.  All capitalized terms used herein but not otherwise defined in this Form 8-K have the meanings set forth in the Plan.

General

As described in detail below, the Plan provides for:  (a) the sale to NRG Energy, Inc. and NRG Energy Holdings, Inc. (the “Purchaser”) of substantially all of EME’s assets for approximately $2.635 billion, subject to certain adjustments provided in the Acquisition Agreement, and assumption of the PoJo Leases (as defined below), as modified; (b) a settlement with Edison International (“EIX”) and certain EME noteholders pursuant to which EME will emerge from bankruptcy free of liabilities but will remain an indirect wholly-owned subsidiary of EIX (the “Settlement Agreement”); and (c) the transfer of substantially all remaining assets and liabilities of EME that are not otherwise discharged in the bankruptcy or transferred to NRG to the Reorganization Trust.  Once consummated, the Plan will result in recoveries of over 80% for holders of unsecured claims against EME and payment in full in cash of claims against EME’s subsidiaries.

NRG Transaction

The Acquisition Agreement between EME, NRG and the Purchaser, a wholly owned subsidiary of NRG, provides for the sale of substantially all of EME’s assets, including the outstanding equity interests in certain of EME’s direct subsidiaries (and thereby such subsidiaries’ assets and liabilities), EME’s cash and cash equivalents and EME’s interest in substantially all of the other assets used in the operation of EME’s and its subsidiaries’ businesses (the “Acquired Assets”) to the Purchaser upon Bankruptcy Court confirmation and consummation of the Plan. Upon closing, the Purchaser will assume substantially all of the liabilities related to assets to be acquired, including, among other things, (i) all liabilities of EME under the Powerton and Joliet leases, other than the cure amount as set forth in the Acquisition Agreement (the “Powerton and Joliet Cure Amount”); (ii) all trade and vendor accounts payable and accrued liabilities arising from the operation of the Debtors’ businesses prior to the date of the closing of the transaction; and (iii) all cure amounts and other liabilities of the Debtors other than the Homer City-related Debtors and certain agreed-upon excluded liabilities.

In particular, with respect to the Powerton and Joliet leases (the “PoJo Leases”), at the closing of the transaction, NRG will (i) replace the existing EME guarantees with NRG guarantees; (ii) replace EME as a party to the tax indemnity agreements relating to the PoJo Leases; and (iii) covenant to make a capital investment in the Powerton and Joliet Stations, provided that NRG will not be obligated to make capital investments in excess of $350 million.

In consideration of the foregoing, at the closing of the transaction, EME will retain all liabilities with respect to the payment of the Powerton and Joliet Cure Amount and would be responsible for bearing the costs of such cure payment for all amounts due under the lease before January 2, 2014. In addition, the intercompany note issued by EME for the benefit of Midwest Generation, LLC (“Midwest Generation”) will be canceled. Midwest Generation will assume the Powerton and Joliet leases and the other operative documents related thereto, as modified by mutual agreement of the parties, and all monetary defaults under each lease would be cured at closing.  The Acquired Assets do not include (i) the Homer City-related Debtors, (ii) potential litigation claims of EME against its parent, EIX and (iii) various tax attributes of EME, including tax losses, tax loss carryforwards, tax credits, and tax refunds.

The total purchase price to be paid by the Purchaser for the Acquired Assets is $2.635 billion, subject to certain adjustments provided in the Acquisition Agreement. The Acquisition Agreement provides for $350 million of the total purchase price to be paid in the form of 12,671,977 newly issued shares of NRG’s common stock which trades on the New York Stock Exchange under the ticker symbol NRG.

The Acquisition Agreement provides specific termination rights to each party, which include a right to terminate if certain milestone dates are not met, for material breaches of the Acquisition Agreement not cured within a specified period or if EME enters into or seeks approval of a superior proposal. Under specified circumstances, NRG will be entitled to receive a cash fee of $65 million, and expense reimbursement of all reasonable and documented out-of-pocket expenses, if the Acquisition Agreement is terminated.

Before the NRG Sale may be completed, the parties must satisfy all conditions set forth in the Acquisition Agreement, including, among other things, governmental and regulatory approvals. Certain conditions, such as the confirmation of the Plan and the entry of a Confirmation Order by the Bankruptcy Court, have already been met. Certain other closing conditions have already been satisfied, including the receipt of various government and regulatory approvals and the declaration of effectiveness of the Registration Statement on Form S-1 for the common stock to be issued by NRG as a portion of the purchase price. The Acquisition Agreement contains certain representations and warranties made by EME, NRG and the Purchaser. There are also various pre-closing and post-closing covenants binding on the parties. If the remaining conditions or requirements are not satisfied or waived, the NRG Sale will not be consummated.

EIX Settlement

Under the Settlement Agreement, the Reorganization Trust will be formed, which will make distributions pursuant to the Plan for the benefit of EME’s existing creditors. All assets and liabilities of EME that are not otherwise discharged in the bankruptcy or transferred to NRG as part of the NRG Sale will be transferred to the Reorganization Trust, with the exception of (i) EME’s income tax benefits generated as of the Effective Date which had not previously been paid to EME under tax-allocation agreements with EIX (the “EME Tax Attributes”), estimated at $1.19 billion, which will be retained by the EIX consolidated tax group, (ii) liabilities totaling $241 million associated with the qualified pension plan, the executive retirement plan, the executive deferred compensation plan and uncertain federal and state tax positions, which are being assumed by EIX and (iii) EME’s indirect interest in Capistrano Wind Partners. EIX has disclosed that they have estimated their exposure to the qualified pension plan, executive retirement plan, executive deferred compensation plan and uncertain federal and state tax positions to be approximately $350 million. EIX will pay the Reorganization Trust amounts equal to 50% of the EME Tax Attributes as follows: $225 million payable on the Effective Date in cash, with one half of the balance payable on each of September 30, 2015 and September 30, 2016, together with interest at 5% per annum from the Effective Date.

The estimated value of the EME Tax Attributes will be updated within approximately six months of the Effective Date. When the updated estimate is finalized, the amounts of the two installment payments remaining to be made by EIX will be fixed and EIX will deliver to the Reorganization Trust two zero coupon promissory notes evidencing its obligation to make those payments.

EME and the Reorganization Trust will release EIX and its subsidiaries, officers, directors, and representatives from all claims, except for those deriving from commercial arrangements between Southern California Edison Company and certain of EME’s subsidiaries and obligations under the Settlement Agreement. EIX and its subsidiaries that directly and indirectly own EME will provide a similar release to EME and the Reorganization Trust. Under the Plan, EIX and its subsidiaries, officers, directors and representatives will also be beneficiaries of orders of the Bankruptcy Court releasing them from claims of third parties in EME’s bankruptcy proceedings and the Reorganization Trust will be obligated to set aside $50 million in escrow to secure its obligations to EIX under the Settlement Agreement, including its obligation to protect against liabilities, if any, not discharged in the chapter 11 cases for which the Reorganization Trust remains responsible. Such escrowed amount will decline over time to zero on the later of September 30, 2016 and the date on which certain third-party claims pending on September 30, 2016 are resolved.

Certain Other Information

Information as to the assets and liabilities of EME as of December 31, 2013 is incorporated herein by reference to EME’s Annual Report on Form 10-K, filed with the SEC on March 12, 2014.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1                            Confirmation Order, dated March 11, 2014.

2.2                            Third Amended Joint Plan of Reorganization, as attached to the Confirmation Order.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K and the exhibits hereto contain forward-looking statements based on information available as of the date the report was prepared. These forward-looking statements are subject to a significant amount of uncertainty, in particular regarding the chapter 11 cases, the Debtors’ ability to consummate one or more plans of reorganization.  Factors both within and outside the control of EME will affect the accuracy of this forward-looking information.  Furthermore, the information is subject to assumptions, qualifications and performance criteria not otherwise described in the information presented.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Edison Mission Energy

Date:	March 17, 2014	/s/ Maria Rigatti
MARIA RIGATTI
Senior Vice President and Chief Financial Officer

Midwest Generation, LLC

Date:	March 17, 2014	/s/ Maria Rigatti
MARIA RIGATTI
Manager and Vice President

EXHIBIT INDEX

Exhibit Number	Description

2.1	Confirmation Order, dated March 11, 2014.

2.2	Third Amended Joint Plan of Reorganization, as attached to the Confirmation Order.